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                                                                     EXHIBIT h.4

                        ADDITIONAL COMPENSATION AGREEMENT

                                                      March [_], 2003

PIMCO Advisors Fund Management LLC
1345 Avenue of the Americas
New York, NY 10105

Ladies and Gentlemen:

               Reference is made to the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), by and among Nicholas-Applegate Convertible & Income Fund, a closed-end management investment company (the "Fund"), PIMCO Advisors Fund Management LLC (the "Investment Manager"), UBS Warburg LLC ("UBS Warburg") and each of the respective Underwriters named therein, with respect to the issue and sale of the Fund's common shares of beneficial interest, par value $0.00001 per share (the "Common Shares"), as described therein. Reference is also made to (i) the Investment Management Agreement (the "Investment Management Agreement") dated as of March 12, 2003 between the Investment Manager and the Fund and (ii) the registration statement on Form N-2 regarding the Common Shares (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

               The Investment Manager hereby confirms its agreement with each Qualifying Underwriter (as defined in Section 1 hereof) with respect to the additional compensation referred to in the "Underwriting" section of the Registration Statement, payable by the Investment Manager to each of the Qualifying Underwriters. The Investment Manager agrees to pay to each Qualifying Underwriter additional compensation (collectively, the "Additional Compensation") as provided for in Section 3 hereof; provided, however, that such Additional Compensation shall not exceed an amount equal to 0.10% per annum of the aggregate average daily total managed assets of the Fund; and provided, further, that such payments shall not, in the aggregate, exceed the "Maximum Additional Compensation Amount" (as defined in Section 4 hereof). "Total managed assets" means the total assets of the Fund (including assets attributable to any preferred shares of beneficial interest or other forms of leverage of the Fund that may be outstanding) minus accrued liabilities (other than liabilities representing leverage). The Additional Compensation shall be payable as set forth in Section 3 hereof.

               SECTION 1. Qualifying Underwriters. For the purposes of this Additional Compensation Agreement, each Underwriter which sells Common Shares of the Fund with an aggregate purchase price to the public of at least $50,000,000 (the "Qualifying Amount") (which amount shall equal the aggregate purchase price to the public of any Firm Shares and Additional Shares sold by such Underwriter, as determined by UBS Warburg in good faith and set forth in Schedule A hereto) shall be a "Qualifying Underwriter;" provided, however, that the Qualifying Amount may be reduced with respect to any Underwriter in the sole discretion of the Investment Manager, and provided further that UBS Warburg shall not be a Qualifying Underwriter. Within 60 days following the Closing Date, UBS Warburg shall prepare and provide to the Investment Manager a chart listing each of the Qualifying Underwriters, which chart shall indicate the number of Common Shares sold by each

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Qualifying Underwriter and the Pro Rata Percentage (as defined in Section 2 hereof) of each Qualifying Underwriter and shall be appended as Schedule A to this Additional Compensation Agreement.

               SECTION 2. Pro Rata Percentage. Each Qualifying Underwriter shall be assigned a "Pro Rata Percentage," the numerator of which shall equal the aggregate purchase price to the public of the Common Shares sold by such Underwriter as set forth on Schedule A hereto and the denominator of which shall equal the aggregate purchase price to the public of all of the Common Shares purchased by the Underwriters pursuant to the Underwriting Agreement.

               SECTION 3. Payment of Additional Compensation.

         (a) The Investment Manager shall pay the Additional Compensation, quarterly in arrears, to each Qualifying Underwriter in an amount equal to the product of such Qualifying Underwriter's Pro Rata Percentage multiplied by 0.025% of the aggregate average daily total managed assets of the Fund for such quarter.

         (b) All fees payable hereunder shall be paid to each Qualifying Underwriter by wire transfer of immediately available funds within 15 days following the end of each calendar quarter to a bank account designated by such Qualifying Underwriter. At the time of each payment of Additional Compensation hereunder, the Investment Manager shall deliver to each Qualifying Underwriter receiving an installment of Additional Compensation a statement indicating the amount of the of the aggregate average daily total managed assets of the Fund for such quarter on which such payment was based.

         (c) The initial payments of Additional Compensation hereunder shall be paid with respect to the calendar quarter ending June 30, 2003. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day which is a business day. All fees payable hereunder shall be in addition to any fees paid by the Investment Manager pursuant to the Underwriting Agreement.

               SECTION 4. Maximum Additional Compensation Amount. The "Maximum Additional Compensation Amount" payable by the Investment Manager hereunder shall be 4.5% of the aggregate initial offering price (at $15.00 per share) of the Common Shares sold pursuant to the Underwriting Agreement (including the Firm Shares and the Additional Shares, as defined in the Underwriting Agreement); provided that, in determining when the Maximum Additional Compensation Amount has been paid, the value of each of the quarterly payments shall be discounted at the annual rate of 10% to the Closing Date.

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               SECTION 5. Term. This Additional Compensation Agreement shall continue coterminously with and so long as the Investment Management Agreement, dated March 12, 2003, remains in effect between the Fund and the Investment Manager, or any similar investment management agreement with a successor in interest or affiliate of the Investment Manager remains in effect, as, and to the extent, that such investment advisory agreement is renewed periodically in accordance with the Investment Company Act of 1940, as amended. This Additional Compensation Agreement shall terminate on the earliest to occur of (a) with respect to any Qualifying Underwriter, the payment by the Investment Manager to such Qualifying Underwriter of the Maximum Additional Compensation Amount, (b) with respect to the Fund, the dissolution and winding up of the Fund and (c) with respect to the Fund, the date on which the Investment Management Agreement or other investment management agreement between the Fund and the Investment Manager or any successor in interest to the Investment Manager, including but not limited to an affiliate of the Investment Manager, shall terminate.

               SECTION 6. Not an Investment Manager. The Investment Manager acknowledges that the Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund. No provision of this Additional Compensation Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Underwriter, and the Underwriters are not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.

               SECTION 7. Not Exclusive. Nothing herein shall be construed as prohibiting any Underwriter or its respective affiliates from acting as such for any other clients (including other registered investment companies or other investment advisers).

               SECTION 8. No Liability. The Investment Manager agrees that no Underwriter shall have liability to the Investment Manager or the Fund for any act or omission to act by such Underwriter in the course of its performance under this Additional Compensation Agreement, in the absence of gross negligence or willful misconduct on the part of such Underwriter. The Investment Manager agrees to indemnify and hold harmless each Underwriter and its respective officers, directors, agents and employees against any loss or expense arising out of or in connection with such Underwriter's performance under this Additional Compensation Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Investment Manager's indemnification obligations shall not apply to any losses, claims, damages, liabilities, fines or expenses (including legal expenses) arising out of or relating to limitations on or the reasonableness or characterization of the compensation payable by the Investment Manager to any Underwriter or to the Underwriters in the aggregate under this Agreement, including as a result of any violation of applicable rules of the National Association of Securities Dealers, Inc. or other applicable law. This provision shall survive the termination, expiration or supersession of this Additional Compensation Agreement.

               SECTION 9. Assignment. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each other party.

               SECTION 10. Amendment; Waiver. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

               SECTION 11. Governing Law. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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               SECTION 12. Counterparts. This Additional Compensation Agreement
may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Additional Compensation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

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               If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Investment Manager and UBS Warburg, on behalf of itself and each of the the Qualifying Underwriters, in accordance with its terms.

                                               Very truly yours,

                                               [              ]

                                               By: _____________________________
                                               Name:
                                               Title:

                                               By: _____________________________
                                               Name:
                                               Title:

CONFIRMED AND ACCEPTED,
as of the date first above written:


PIMCO ADVISORS FUND MANAGEMENT LLC


By: _______________________________
Name:
Title:

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                                   SCHEDULE A


                                           Aggregate
                                    Purchase Price to Public         Pro Rata
Name of Qualifying Underwriter       of Common Shares Sold          Percentage
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